MINUTES OF THE BOARD OF DIRECTORS OF
Campbell Neurosciences, Inc.
a Delaware corporation

December 22, 2020

A Board of Directors meeting of Campbell Neurosciences, Inc. ("CNSI"), a Delaware corporation (the "Company") was called to order at 8:00 am on December 22, 2020 by Timothy G. Dixon, Chairman. All Board Members were present.

As the first order of business, the Board discussed the appointment of Ms. Kalina O'Connor as Chief Executive Officer. Upon a motion, seconded and unanimously passed the following resolution was adopted:

RESOLVED, that the Board appoints Ms. Kalina O'Connor as Chief Executive Officer.

As the second order of business, the Board discussed the appointment of Ms. Jona Barnes as Chief Financial Officer. Upon a motion, seconded and unanimously passed the following resolution was adopted:

RESOLVED, that the Board appoints Ms. Jona Barnes as Chief Financial Officer.

As the third order of business, the Board discussed the appointment of Dr. James Veltmeyer as Chief Medical Officer. Upon a motion, seconded and unanimously passed the following resolution was adopted:

RESOLVED, that the Board appoints Dr. James Veltmeyer as Chief Medical Officer.

RESOLVED FURTHER, that the officers of the Company are hereby authorized to do and perform any and all such acts, including execution and issuance of any and all documents, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolution. A facsimile copy of this resolution shall have the same legal effect as an original of the same.

RESOLVED FURTHER, that these meeting minutes shall be filed in the minute book of the Company and become a part of the official records of the Company.

No further business was brought before the Board and the Chairman closed the meeting at 8:30 am.

____
Timothy G. Dixon
Chairman of the Board

____
Thomas E. Ichim
Director